Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - July 20, 2018) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three and six months ended June 30, 2018.

2nd Quarter 2018 Summary

•	Net sales growth of 3% quarter over quarter

•	Gross Margin increased from the first quarter of 2018 by 90 basis points

•	Net Income increased 23% quarter over quarter

•	Earnings per Diluted Share increased 29% quarter over quarter to $0.40 per share

•	6.3 million shares repurchased during the quarter at an average price of $23.33 per share

•	$26.9 million of debt repaid during the quarter
For the second quarter of 2018, the Company reported net sales of $455.0 million, which was an increase of 3% compared to net sales of $443.1 million in the second quarter of 2017. When compared with IHS's mid-April forecast for the second quarter of 2018, actual light vehicle production in North America declined approximately 3%, which resulted in lower than expected unit shipments and revenue during the quarter. Additionally, OEM shutdowns related to a supplier fire, caused a revenue headwind of approximately 1% during the quarter.
"The second quarter of 2018 revenue growth rate fell just outside of our guidance range for the year which, although disappointing, is explainable when viewed in the context of production levels by region and segment. The overall production levels in the North American market were down 3% quarter over quarter and the luxury segments, defined as D and E segment vehicles, were down over 3% quarter over quarter in our primary markets of North America, Europe and Japan/Korea," said President and CEO, Steve Downing. “While we aren’t happy with this level of growth, we remain optimistic about the second half of 2018, based in part on our product launch cadence of Full Display Mirror nameplates over the balance of 2018. While we continue to monitor the production levels in our primary markets, we still have reason to believe that the s

Exhibit 99.1

econd half of the year will be closer to the top end of the range of our annual revenue growth rate guidance," concluded Downing.
For the second quarter of 2018, the gross margin improved to 38.0% when compared to a gross margin of 37.7% in the second quarter of 2017, and from 37.1% in the first quarter of 2018, primarily as a result of improved product mix and purchasing cost reductions. "The gross margin improvement sequentially from the first quarter of 2018 was impressive given the lower than expected growth rate for the quarter and was primarily driven by product mix improvements and the team's hard work to manage costs,” said President and CEO Steve Downing. “As we move through the second half of 2018, there is still opportunity for us to show additional improvements in gross margin based on the forecasted revenue growth rates and product mix, despite the negative headwinds expected from the tariffs that took effect on July 6th," said Downing.
Operating expenses during the second quarter of 2018 were up 12% to $46.1 million when compared to operating expenses of $41.3 million in the second quarter of 2017, primarily due to increased staffing levels.
Income from operations for the second quarter of 2018 increased 1% to $126.7 million when compared to income from operations of $125.9 million for the second quarter of 2017, primarily due to the increased quarter over quarter sales growth and gross profit margin percentage, offset in part by increased operating expenses.
Other income increased to $2.3 million in the second quarter of 2018 compared to $2.1 million in the second quarter of 2017, primarily due to decreased interest expense.
During the second quarter of 2018, the Company's effective tax rate was 15.5%, down from 30.8% during the second quarter of 2017, primarily driven by the impacts of the Tax Cuts and Jobs Act of 2017 and the tax planning initiatives undertaken by the Company.
Net income for the second quarter of 2018 increased 23% to $109.0 million compared with net income of $88.5 million in the second quarter of 2017.
Earnings per diluted share in the second quarter of 2018 increased 29% to $0.40, compared with earnings per diluted share of $0.31 in the second quarter of 2017, as a result of the lower effective tax rate and a reduction in diluted shares outstanding on a quarter over quarter basis.

Exhibit 99.1

Automotive net sales in the second quarter of 2018 were $444.2 million, an increase of 2% compared with automotive net sales of $433.9 million in the second quarter of 2017, which was aided by an 8% increase in auto-dimming mirror unit shipments on a quarter over quarter basis, but partially offset by certain advanced feature headwinds within the product mix.
Other net sales in the second quarter of 2018, which includes dimmable aircraft windows and fire protection products, were $10.7 million, an increase of 16%, compared to other net sales of $9.2 million in the second quarter of 2017.
Share Repurchases
During the second quarter of 2018, the Company repurchased 6.3 million shares of its common stock at an average price of $23.33 per share. As of June 30, 2018, the Company has approximately 19.7 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan, which remains a part of the Company's broader publicly disclosed capital allocation strategy. The Company intends to continue to repurchase additional shares of its common stock in the future in support of such capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Debt Repayment
During the second quarter of 2018, the Company paid down $25.0 million of principal on the Company's term loan, which in combination with its normally scheduled principal repayment of $1.9 million resulted in a total principal repayment of $26.9 million during the quarter. The Company expects to pay all remaining principal on its credit facility during the third quarter of 2018, in anticipation of such debt maturing on September 27, 2018.
Future Estimates
The Company’s forecasts for light vehicle production for the third quarter and full year of 2018 are based on IHS's mid-July 2018 forecasts for light vehicle production in North America, Europe, Japan and Korea.

Exhibit 99.1

Light Vehicle Production (per IHS mid-July light vehicle production forecast)
(in Millions)
Region	3Q 2018	3Q 2017	% Change	Calendar Year 2018	Calendar Year 2017	% Change
North America	4.24	3.97	7%	17.18	17.06	1%
Europe	4.95	4.92	1%	22.58	22.21	2%
Japan and Korea	3.23	3.24	—%	13.20	13.26	—%
Total Light Vehicle Production	12.42	12.13	2%	52.96	52.53	1%

Based on the above IHS light vehicle production forecasts, the Company currently expects revenues in the second half of calendar year 2018 to increase between 7% and 10% when compared with the second half of calendar year 2017. As a result of the recently enacted tariffs by the Office of the United States Trade Representative related to imports from China, the Company currently expects cost increases of between $5 and $8 million for the second half of 2018 related to its planned purchases of imported raw materials from China. Such cost increases are expected to negatively impact gross margin, which is reflected in the Company's updated margin guidance provided herein. The Company continues to monitor and evaluate the impact of such tariffs along with other potential import and export tariffs that may be implemented by other countries which may have application to the Company's raw materials and/or products.

2018 Calendar Year Guidance
Annual Guidance
Item	As of 4/20/18	Updated as of 7/20/18
Net Sales	$1.89 - $1.97 billion	$1.88 - $1.91 billion
Gross Margin (includes additional tariff costs)	38.0% - 39.0%	37.5% - 38.5%
Operating Expenses (E,R&D and S,G&A)	$180 - $190 million	$180 - $185 million
Tax Rate (excluding discrete items)	15% - 18%	No change
Capital Expenditures	$115 - $130 million	$110 - $120 million
Depreciation & Amortization	$105 - $115 million	No change
Finally, based on 2019 light vehicle production forecasts and current forecasted product mix, the Company is making no changes to its previously announced revenue estimates for calendar year 2019, which continues to be estimated to be over and above the foregoing 2018 revenue estimates in the range of 5 - 10%.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements

Exhibit 99.1

give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (July 16, 2018) (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, July 20, 2018. The dial-in number to participate in the call is 844-389-8658, passcode 8398285.

Exhibit 99.1

Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/m6/p/f2sndtty. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
North American Interior Mirrors	2,202	2,231	(1)%	4,528	4,591	(1)%
North American Exterior Mirrors	950	914	4%	1,768	1,831	(3)%
Total North American Mirror Units	3,152	3,146	—%	6,296	6,422	(2)%
International Interior Mirrors	5,299	4,826	10%	10,647	9,644	10%
International Exterior Mirrors	2,115	1,816	16%	4,227	3,642	16%
Total International Mirror Units	7,415	6,642	12%	14,874	13,286	12%
Total Interior Mirrors	7,501	7,058	6%	15,175	14,235	7%
Total Exterior Mirrors	3,066	2,730	12%	5,995	5,472	10%
Total Auto-Dimming Mirror Units	10,567	9,788	8%	21,170	19,707	7%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Sales	$454,981,440	$443,139,073	$920,401,545	$896,674,323

Cost of Goods Sold	282,176,968	275,931,278	574,968,672	553,665,743
Gross Profit	172,804,472	167,207,795	345,432,873	343,008,580

Engineering, Research & Development	27,200,465	25,243,410	53,249,723	50,395,667
Selling, General & Administrative	18,921,003	16,099,871	36,984,813	32,321,279
Operating Expenses	46,121,468	41,343,281	90,234,536	82,716,946

Income from Operations	126,683,004	125,864,514	255,198,337	260,291,634

Other Income (Expense)	2,289,774	2,079,249	5,534,372	2,517,033
Income before Income Taxes	128,972,778	127,943,763	260,732,709	262,808,667

Provision for Income Taxes	19,948,796	39,407,816	40,459,984	76,715,979

Net Income	$109,023,982	$88,535,947	$220,272,725	$186,092,688

Earnings Per Share
Basic	$0.40	$0.31	$0.81	$0.65
Diluted	$0.40	$0.31	$0.80	$0.64
Weighted Average Shares
Basic	271,747,049	286,722,482	273,085,191	286,956,367
Diluted	274,122,498	289,842,902	275,660,418	290,538,242

Cash Dividends Declared per Share	$0.11	$0.10	$0.22	$0.19

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2018	December 31, 2017
ASSETS
Cash and Cash Equivalents	$296,699,141	$569,734,496
Short-Term Investments	171,020,806	152,538,054
Accounts Receivable, net	239,406,379	231,121,788
Inventories	212,375,655	216,765,583
Other Current Assets	23,575,408	14,403,902
Total Current Assets	943,077,389	1,184,563,823

Plant and Equipment - Net	499,673,418	492,479,330

Goodwill	307,365,845	307,365,845
Long-Term Investments	141,305,695	57,782,418
Intangible Assets	279,325,000	288,975,000
Patents and Other Assets	21,361,937	20,887,496
Total Other Assets	749,358,477	675,010,759

Total Assets	$2,192,109,284	$2,352,053,912

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$214,434,674	$243,647,007
Deferred Income Taxes	56,175,298	58,888,644
Shareholders' Investment	1,921,499,312	2,049,518,261
Total Liabilities & Shareholders' Investment	$2,192,109,284	$2,352,053,912